Exhibit 99.1

CONTACT:

VIVUS, Inc.	Investor Relations:	The Trout Group
Timothy E. Morris		Brian Korb
Chief Financial Officer		bkorb@troutgroup.com
650-934-5200		646-378-2923

OBESE PATIENTS TREATED WITH QNEXA DEMONSTRATED SIGNIFICANT
IMPROVEMENT IN QUALITY OF LIFE

Health Related Quality of Life Results from QNEXA Phase 3 Program Presented at the
American Association of Diabetes Educators Annual Meeting

MOUNTAIN VIEW, Calif., August 5th, 2011 — VIVUS, Inc. (NASDAQ: VVUS) today announced that additional data from the phase 3 QNEXA studies will be presented today during the American Association of Diabetes Educators (AADE) meeting in Las Vegas, NV.  Ronette L. Kolotkin, PhD, a clinical psychologist from Obesity and Quality of Life Consulting, Consulting Professor at Duke University Medical Center, and former Director of the Behavioral Program at Duke University’s Diet & Fitness Center, will give an oral presentation today entitled, “Quality of Life is Improved With Controlled-Release Phentermine/Topiramate In Overweight and Obese Patients.” Dr. Kolotkin, who specializes in the treatment of obesity and the study of quality of life, concluded that patients treated with QNEXA during the 56-week EQUIP and CONQUER trials showed statistically significant improvements in quality of life compared to placebo patients.  Improvements in quality of life were measured using two validated surveys:  the Impact of Weight on Quality of Life-Lite (IWQOL-Lite) and Medical Outcomes Study Short Form-36 (SF-36).

Dr. Kolotkin, along with Duke colleagues, developed the Impact of Weight on Quality of Life (IWQOL) instrument to assess weight-related changes in quality of life.  The IWQOL-Lite instrument was administered to all patients in the EQUIP and CONQUER studies. Additionally, the Short Form 36 questionnaire (SF-36), designed to assess broader health-related quality of life elements, was administered to all patients in the CONQUER clinical study.

Patients in EQUIP who received full dose QNEXA experienced significant improvements versus placebo (P<0.004) in all IWQOL-Lite domains and total score, except work. In the CONQUER study, patients who received QNEXA experienced significant improvements versus placebo (P<0.004) in all IWQOL-Lite domains and total score, as well as the physical aspects of health-related quality of life and vitality on the SF-36 (P<0.0025).

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040 Tel 650-934-5200   Fax 650-934-5389  www.vivus.com

Additional analyses looked at the percentage of patients who demonstrated quality of life improvements based on degree of weight loss. Greater weight loss, regardless of treatment group, led to greater improvements in quality of life. Dr. Kolotkin believes these results are important, and stated, “Weight has such a profound impact on patients’ overall quality of life, and these results demonstrate that the weight loss seen from the combination of controlled-release phentermine and topiramate can meaningfully improve both an individual’s weight-related specific and general physical health-related quality of life.”

About QNEXA Controlled Release Capsules

QNEXA [kyoo-nek-suh] is an investigational drug candidate being developed to address weight loss, type 2 diabetes and obstructive sleep apnea. QNEXA is a once-a-day, proprietary, oral, controlled-release formulation of low-dose phentermine and topiramate, which is designed to decrease appetite and increase satiety (the sense of feeling full), the two main mechanisms that impact eating behavior. In phase 2 and 3 clinical data to date, patients taking QNEXA have demonstrated statistically significant weight loss, glycemic control, and improvement in cardiovascular risk factors, when used in combination with a diet and lifestyle modification program.

About VIVUS

VIVUS is a biopharmaceutical company developing therapies to address obesity, sleep apnea, diabetes and male sexual health. The company’s lead investigational product in clinical development, QNEXA®, has completed phase 3 clinical trials for the treatment of obesity and is currently being considered for approval by U.S. and EU regulators. VIVUS received a Complete Response Letter, or CRL, to the initial QNEXA NDA on October 28, 2010. QNEXA is also in phase 2 clinical development for the treatment of type 2 diabetes and obstructive sleep apnea. In the area of sexual health, VIVUS has submitted an NDA for avanafil, a PDE5 inhibitor being studied for the treatment of erectile dysfunction. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate” and “intend,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the timing and substance of our response to the FDA’s requests from the End-of-Review meeting; our response to, and continued dialogue with, the FDA relating to matters raised in the FDA’s Complete Response Letter, or CRL; the timing and results of the retrospective observational study of fetal outcomes in infants born to mothers exposed to topiramate during pregnancy; the reliability of the electronic medical claims healthcare databases used in the FORTRESS study; the FDA’s interpretation of and agreement with the information VIVUS submitted relating to teratogenicity and cardiovascular safety; the FDA’s interpretation of the data from our SEQUEL study (OB-305) and Sleep Apnea study (OB-204); that we may be required to conduct additional prospective studies or retrospective observational studies or to provide further analysis of clinical trial data; our response to questions and requests for additional information including additional pre-clinical or clinical studies from the European Medicines Agency, or EMA, and the Committee for Medicinal Products for Human Use, or

CHMP, of the Marketing Authorization Application, or MAA, for QNEXA; the results of external studies to assess the teratogenic risk of topiramate; results of the REMS or cardiovascular outcomes for obesity advisory meetings; the outcome of the second advisory committee meeting for QNEXA; impact on future sales based on specific indication and contraindications contained in the label and extent of the REMS, distribution and patient access program; our history of losses and variable quarterly results; substantial competition; risks related to the failure to protect our intellectual property and litigation in which we may become involved; uncertainties of government or third party payer reimbursement; our reliance on sole source suppliers; our limited sales and marketing efforts and our reliance on third parties; failure to continue to develop innovative investigational drug candidates and drugs; risks related to the failure to obtain United States Food and Drug Administration, or FDA, or foreign authority clearances or approvals and noncompliance with FDA regulations; our ability to demonstrate through clinical testing the safety and effectiveness of our investigational drug candidates; our dependence on the performance of our collaborative partners; the timing of initiation and completion of clinical trials and submissions to the FDA; the volatility and liquidity of the financial markets; our liquidity and capital resources; our expected future revenues, operations and expenditures; and other factors that are described from time to time in our periodic filings with the Securities and Exchange Commission, or the SEC. As with any pharmaceutical in development, there are significant risks in the development, the regulatory approval, and commercialization of new products. There are no guarantees that our response to the FDA’s CRL or the results of the retrospective observational study of fetal outcomes in infants born to mothers exposed to topiramate during pregnancy and subsequent meetings and communications will be sufficient to satisfy the FDA’s safety concerns, that the FDA will not require us to conduct any additional  prospective studies or retrospective observational studies, or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ending December 31, 2010, and periodic reports filed with the Securities and Exchange Commission.

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